Exhibit 99.1


                     Ivan R. Sabel Elected Beverly Director

    FORT SMITH, Ark.--(BUSINESS WIRE)--March 12, 2004--Beverly Enterprises, Inc. (NYSE: BEV) today announced that Ivan R. Sabel has been elected to fill a vacant seat on the company's board of directors.
    Sabel, 59 is chairman of the board and chief executive officer of Hanger Orthopedic Group, Inc. (NYSE: HGR), a leading provider of orthotic and prosthetic patient-care services. Hanger owns and operates approximately 600 patient-care centers in 44 states and the District of Columbia, with more than 3,200 employees.
    Before joining Hanger Orthopedic Group, Sabel was founder, owner and president of Capital Orthopedics, Inc. He is a Certified Prosthetist and Orthotist (CPO) and a former clinical instructor in orthopedics at the Georgetown University Medical School in Washington, D.C., and at New York University.
    Sabel earned a Bachelor of Science degree in orthotics and prosthetics from New York University. He is a current member of the Government Relations Committee and the U.S. Veterans Administration Affairs Committee of the American Orthotic and Prosthetic Association
(AOPA) and has coauthored numerous studies in the prosthetic field in conjunction with the National Institutes of Health.
    Beverly Enterprises, Inc. and its operating subsidiaries are leading providers of healthcare services to the elderly in the United States. They operate 372 skilled nursing facilities, as well as 20 assisted living centers, and 23 hospice and home care centers. Through AEGIS Therapies, they also offer rehabilitative services on a contract basis to nursing facilities operated by other care providers.


    CONTACT: Beverly Enterprises Inc., Fort Smith
             Investor Contact:
             James M. Griffith, 479-201-5514
             or
             News Media Contact:
             Blair C. Jackson, 479-201-5263
             www.beverlycares.com